Exhibit 5.1

Norton Rose Fulbright US LLP

1301 McKinney, Suite 5100

Houston, Texas 77010-3095

United States

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nortonrosefulbright.com

May 10, 2017

RigNet, Inc.

15115 Park Row Blvd, Suite 300

Houston, Texas 77084-4947

Ladies and Gentlemen:

We have acted as counsel to RigNet, Inc., a Delaware corporation (the “Company”) with respect to certain legal matters in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of (1) the offer and sale by the Company from time to time, pursuant to Rule 415 under the Securities Act of (i) debt securities in one or more series, which may be senior or subordinated (the “Debt Securities”), (ii) shares of common stock, par value $.001 per share (“Common Stock”), (iii) shares of preferred stock, par value $.001 per share (“Preferred Stock”), (iv) warrants for the purchase of Debt Securities, Common Stock or Preferred Stock (“Warrants”), and (v) units consisting of one or more of (a) Debt Securities, (b) shares of Common Stock, (c) shares of Preferred Stock, (d) Warrants or (e) any combination of such securities (“Units”), having an aggregate initial offering price not to exceed $200,000,000 and (2) the registration of 4,750,000 shares of Common Stock (the “Shares”) for offer and sale by the selling stockholder named in the Registration Statement (the “Selling Stockholder”). In addition, the Debt Securities, Preferred Stock and Warrants may be convertible into or exercisable for Common Stock or Preferred Stock, as the case may be, of the Company. The Debt Securities, Common Stock, Preferred Stock, Warrants, Units and Shares are collectively referred to herein as the “Securities” and each, individually, as a “Security.”

We also have participated in the preparation of the Registration Statement on Form S-3 (the “Registration Statement”) to which this opinion is an exhibit and of which the prospectus contained in the Registration Statement (the “Prospectus”) is a part. The Securities will be offered in amounts, at prices and on terms to be determined in light of market conditions at the time of sale and, if necessary, to be set forth in supplements (each a “Prospectus Supplement”) to the Prospectus. Capitalized terms not defined in this letter shall have the meanings given to them in the Prospectus.

The Debt Securities will be issued in one or more series pursuant to (i) a senior indenture (the “Senior Debt Securities Indenture”) or (ii) a subordinated indenture (the “Subordinated Debt Securities Indenture” and, together with the Senior Debt Securities Indenture, the “Indentures” and each, individually, an “Indenture”), each Indenture to be entered into by the Company and a financial institution to be named therein, as trustee (the “Trustee”), substantially in the forms attached as Exhibits 4.3 and 4.4, respectively, to the Registration Statement, and each as the same may hereafter be modified or supplemented from time to time, among other things, at the time of and in connection with the issuance of one or more series of the Debt Securities.

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Warrants to purchase Common Stock and Preferred Stock are collectively referred to herein as the “Stock Warrants.” Warrants to purchase Debt Securities are referred to herein as the “Debt Warrants.” The Stock Warrants will be issued under a stock warrant agreement (the “Stock Warrant Agreement”) between the Company and a financial institution to be determined, as stock warrant agent. The Debt Warrants will be issued under a debt warrant agreement (the “Debt Warrant Agreement”) between the Company and a financial institution to be determined, as debt warrant agent. The Stock Warrant Agreement and the Debt Warrant Agreement are collectively referred to herein as the “Warrant Agreements.”

The Units will be issued under a unit agreement (the “Unit Agreement”) between the Company and a financial institution to be determined, as unit agent.

In rendering the opinions set forth below, we have examined and relied upon (i) the Registration Statement, including the Prospectus; (ii) the Amended and Restated Articles of Incorporation, as amended, and Amended and Restated Bylaws, as amended, of the Company; and (iii) the forms of the Indentures.

In connection with the foregoing, we also have examined originals or copies of such corporate records, as applicable, of the Company, certificates and other communications of public officials, certificates of officers of the Company and such other records, agreements, instruments and other documents as we have deemed necessary for the purpose of rendering the opinions expressed herein. As to questions of fact material to those opinions, we have, to the extent we deemed appropriate, relied on certificates of officers of the Company and on certificates and other communications of public officials. We have assumed the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies, the due authorization, execution and delivery by the parties thereto of all documents examined by us and the legal capacity of each individual who signed any of those documents.

In rendering the opinions expressed below with respect to the Securities, we have assumed that:

(a)	the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective and comply with all applicable laws;

(b)	if necessary, a Prospectus Supplement with respect to each issued Security will have been prepared and filed with the Securities and Exchange Commission (the “SEC”) describing the corresponding Securities offered thereby;

(c)	all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement, as amended and in effect, and the corresponding Prospectus Supplement;

(d)	if necessary, a definitive purchase, underwriting or similar agreement with respect to any Securities offered will have been duly authorized and validly executed and delivered by the Company and the other parties thereto;

(e)	the Amended and Restated Articles of Incorporation, as amended, and Amended and Restated Bylaws, as amended, of the Company will not have been amended in any manner that would affect any legal conclusion set forth herein, and the certificate of designation in respect of the Preferred Stock to which it applies will be in conformity therewith and with applicable law;

(f)	the consideration paid for any shares of Common Stock or Preferred Stock will comply with Section 153 of the Delaware General Corporation Law, as amended (“DGCL”), or any successor provision;

(g)	at the time of any offering or sale of Securities, the Company will have such number of shares of Common Stock or Preferred Stock, if applicable, as set forth in such offering or sale, authorized and available for issuance;

(h)	all Securities issuable upon conversion, exchange or exercise of any Security being offered will be duly authorized, created and, if appropriate, reserved for issuance upon such conversion, exchange or exercise;

(i)	each supplemental indenture to either Indenture pursuant to which any series of Debt Securities are issued will comply with such Indenture as theretofore supplemented and related to such series, and the form and terms of such Debt Securities will comply with such Indenture as then supplemented and related to such series (including by such supplemental indenture);

(j)	none of the terms of any Security to be established subsequent to the date hereof nor the issuance and delivery of such Security, nor the compliance by the Company with the terms of such Security, will violate any applicable law or will result in the violation of any provision of any instrument or agreement then binding on the Company or any restriction imposed by any court or governmental body having jurisdiction over the Company;

(k)	the receipt by each person to whom or for whose benefit a Security is to be issued (collectively, the “Holders”) of a certificate for such Security or the receipt by an applicable depositary, acting as agent, on behalf of all Holders of the class or series of Securities of which such Security is one, of a certified receipt or other writing then evidencing such Securities, and the issuance and sale of and payment for the Securities so acquired, are in accordance with the applicable purchase, underwriting or similar agreement approved by the Board of Directors of the Company (the “Board”) and the Registration Statement, as amended and in effect (including the Prospectus and the applicable Prospectus Supplement); and

(l)	for all purposes of our opinions herein expressed at all times material thereto there will be a single institution acting as Trustee for the holders of Debt Securities outstanding under the Senior Debt Securities Indenture, or the Subordinated Debt Securities Indenture, as the case may be.

Based upon the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that:

1.	With respect to authorized but unissued Common Stock, assuming (a) the taking by the Board of all necessary corporate action to authorize and approve the terms of the offering of such Common Stock and related matters and (b) the due issuance and delivery of such Common Stock, upon payment (or delivery) of the consideration therefor in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Board, such Common Stock will be validly issued, fully paid and nonassessable.

2.	The issued and outstanding Shares are validly issued, fully paid and nonassessable.

3.	With respect to authorized but unissued Preferred Stock, assuming (a) the taking by the Board of all necessary corporate action to authorize and approve the terms of the offering of such series of the Preferred Stock and related matters and (b) the due issuance and delivery of such series of the Preferred Stock, upon payment therefor in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Board, such shares of the Preferred Stock will be validly issued, fully paid and nonassessable.

4.	With respect to any series of Debt Securities to be issued under the Senior Debt Securities Indenture, assuming (a) the Senior Debt Securities Indenture, all then existing and applicable supplements thereto and the supplemental indenture pursuant to which such Debt Securities are issued, if any, executed and delivered at the time of and in connection with the issuance of such Debt Securities, have been duly authorized and validly executed and delivered by the Company and validly executed, delivered and authenticated by the Trustee, (b) the Senior Debt Securities Indenture, as then and theretofore supplemented, has been duly qualified under the Trust Indenture Act of 1939, as amended, (c) the Company has taken all necessary corporate action to approve the Senior Debt Securities Indenture, the terms of such series of Debt Securities, the terms of the offering thereof and related matters and (d) the Debt Securities of such series have been duly executed, authenticated, issued and delivered in accordance with the terms of the Senior Debt Securities Indenture (as then supplemented and applicable) and the applicable definitive purchase, underwriting or similar agreement has been approved by the Board, upon payment (or delivery) of the consideration therefor provided for therein, such series of Debt Securities will be legally issued and constitute valid and legally binding obligations of the Company.

5.	With respect to any series of Debt Securities to be issued under the Subordinated Debt Securities Indenture, assuming (a) the Subordinated Debt Securities Indenture, all then existing and applicable supplements thereto and the supplemental indenture pursuant to which such Debt Securities are issued, if any, executed and delivered at the time of and in connection with the issuance of such Debt Securities, have been duly authorized and validly executed and delivered by the Company and validly executed, delivered and authenticated by the Trustee, (b) the Subordinated Debt Securities Indenture, as then and theretofore supplemented, has been duly qualified under the Trust Indenture Act of 1939, as amended, (c) the Company has taken all necessary corporate action to approve the Subordinated Debt Securities Indenture, the terms of such series of Debt Securities, the terms of the offering thereof and related matters and (d) the Debt Securities of such series have been duly executed, authenticated, issued and delivered in accordance with the terms of the Subordinated Debt Securities Indenture (as then supplemented and applicable) and the applicable definitive purchase, underwriting or similar agreement has been approved by the Board, upon payment (or delivery) of the consideration therefor provided for therein, such series of Debt Securities will be legally issued and constitute valid and legally binding obligations of the Company.

6.	With respect to the Warrants, assuming (a) the taking by the Board of all necessary corporate action to authorize and approve the terms of the Warrants, the terms of the offering thereof and related matters and (b) the due execution, issuance and delivery of the Warrants, upon payment of fair consideration or reasonably equivalent value therefor as provided for in the applicable definitive purchase, underwriting or similar agreement approved by the Board and otherwise in accordance with the applicable Warrant Agreement, such Warrants will be legally issued and constitute valid and binding obligations of the Company under applicable state law governing the Warrant Agreement.

7.

With respect to the Units, assuming (a) the taking by the Board of all necessary corporate action to authorize and approve the terms of the Units, the terms of the offering thereof and related matters and (b) the due execution, issuance and delivery of the Units, upon payment of fair consideration or reasonably equivalent value therefor as provided for in the applicable definitive purchase, underwriting or similar agreement approved by the Board and otherwise in accordance with the applicable Unit Agreement, such Units will be legally issued and constitute valid and binding obligations of the Company under applicable state law governing the Unit Agreement.

The foregoing opinions are subject to the following:

A.	The enforceability of any document, instrument or Security may be limited or affected by (i) bankruptcy, insolvency, reorganization, moratorium, liquidation, rearrangement, fraudulent transfer, fraudulent conveyance and other similar laws (including court decisions) now or hereafter in effect and affecting the rights and remedies of creditors generally or providing for the relief of debtors, (ii) the refusal of a particular court to grant equitable remedies, including without limitation specific performance and injunctive relief and (iii) general principles of equity (regardless of whether such remedies are sought in a proceeding in equity or at law).

B.	We express no opinion as to whether a court would award judgment in a currency other than U.S. dollars or as to any rate of exchange that might be applied.

C.	This opinion speaks as of its date and we undertake no, and hereby disclaim any, duty to advise as to changes of fact or law coming to our attention after the delivery hereof on such date. For the purposes of the opinions expressed above, we have assumed that, at the time of the execution and delivery of each Indenture, each supplemental indenture, each Warrant Agreement to be used in connection with an issuance of Warrants and each Unit Agreement to be used in connection with an issuance of Units, and at the time of the issuance and delivery of each Security, (a) the Company will be validly existing and in good standing under the law of the State of Delaware, it will have full power and authority to execute, deliver and perform its obligations under such Indenture, supplemental indenture, Warrant Agreement, Unit Agreement or Security, as the case may be, and there shall have occurred no change in applicable law (statutory or decisional), rule or regulation or in any other relevant fact or circumstance, that (in any such case) would adversely affect our ability to render at such time an opinion containing the same legal conclusions herein set forth and subject only to such (or fewer) assumptions, limitations and qualifications as are contained herein and (b) in the case of the Securities, at the time of issuance, execution and delivery thereof or of the instrument evidencing the same (i) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and will comply with all applicable laws, (ii) if necessary, a Prospectus Supplement will have been prepared and filed with the SEC describing the Securities offered thereby, (iii) all Securities will have been issued and sold in compliance with applicable U.S. federal and state securities laws and in the manner stated in the Registration Statement, as amended and in effect, and the corresponding Prospectus Supplement and (iv) a definitive purchase, underwriting or similar agreement with respect to any Securities offered will have been duly authorized and validly executed and delivered by the Company and the other parties thereto.

D.	The opinions expressed herein are limited exclusively to the federal laws of the United States of America, the laws of the State of New York, the laws of the State of Texas and the DGCL, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the references to this firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Norton Rose Fulbright US LLP

Norton Rose Fulbright US LLP